Exhibit 10.5

FIRST AMENDMENT

TO

AMENDMENT AGREEMENT

This First Amendment to Amendment Agreement (this “Amendment”) is entered as of September 14, 2022, by and among Hudson Bay Master Fund Ltd. or its nominees (“Holder”) and Cryptyde, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Holder and the Company entered into the Amendment Agreement (the “Amendment Agreement”) dated as of July 28, 2022, which, among other things, amended the Purchase Agreement (as amended, the “SPA”) dated as of January 26, 2022 by and between the Company and the Holder and the Senior Secured Convertible Note in an aggregate principal amount of $33,333,333 issued to the Holder by the Company under the SPA (as amended, the “Note”).

B. Pursuant to the Amendment Agreement, the Company is required to maintain on deposit in the Control Account not less than $1 million plus the Warrant Exercise Cash Percentage.

C. Pursuant to the Amendment Agreement, the Warrant Exercise Cash Percentage is 50% of the Warrant Exercise Cash, which includes all amounts paid in cash to the Company for the exercise of any outstanding warrants.

D. Holder and the Company wish to amend the Amendment Agreement to eliminate the requirement to deposit the Warrant Exercise Cash Percentage of the Warrant Exercise Cash in to the Control Account so long as the balance of the Control Account equals or exceeds the Conversion Amount of the Note as of the applicable date of determination.

E. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to such terms in the SPA, Note and/or Amendment Agreement.

F. Based on the Recitals set forth above and the promises contained herein, the parties agree as follows:

AMENDMENTS

1. Amendment to Section 4(d) of the Amendment Agreement. Section 4(d) of the Amendment Agreement is hereby amended by removing Section 4(d) of the Amendment Agreement in its entirety and replacing it to read as follows:

“Upon the exercise of any warrant issued by TYDE on or prior to the date hereof or that TYDE may from time to time issue following the date hereof, including, but not limited to, the Warrants, whereby the holder of such warrants is paying the applicable exercise price in cash (such cash amount, the “Warrant Exercise Cash”), TYDE shall deposit the Warrant Exercise Cash Percentage (as defined below) of such Warrant Exercise Cash into the Control Account, provided however, if, at any time, the balance of the Control Account exceeds the outstanding Conversion Amount of the Note at such time, so long as there is no Event of Default or event that with the passage of time or giving of notice would constitute an Event of Default as of any such date of determination, TYDE shall be permitted to remove an amount of cash equal to such excess from the Control Account. Any holder of such warrants may wire the Warrant Exercise Cash Percentage of its Warrant Exercise Cash directly to the Control Account with the balance of its exercise price being paid directly to TYDE. As used herein, “Warrant Exercise Cash Percentage” means fifty percent (50%).”

2. Confirmation of Amendment Agreement. The parties hereby confirm that, except to the extent specifically amended hereby, the provisions of the Amendment Agreement shall remain unmodified and the Amendment Agreement as so amended is hereby confirmed as being in full force and effect.

3. Miscellaneous. This Amendment and the Amendment Agreement as amended hereby shall be binding upon and shall inure to the benefit of the parties to the Amendment and the Amendment Agreement and their respective successors.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

BUYER:

HUDSON BAY MASTER FUND LTD.

By:	/s/ Richard Allison
Name:	Richard Allison
Title:	Authorized Signatory*

COMPANY:

CRYPTYDE, INC.

By:	/s/ Brian McFadden
Name:	Brian McFadden
Title:	President and CEO

*Authorized Signatory
Hudson Bay Capital Management LP
not individually, but solely as
Investment Advisor to Hudson Bay Master Fund Ltd